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                                                                   EXHIBIT 10.24

                           CHANGE IN CONTROL AGREEMENT


         THIS CHANGE IN CONTROL AGREEMENT is dated as of November 30, 2000 between Cell Pathways, Inc. (together with its successors or assigns as permitted under this Agreement, the "Company") and Lloyd Glenn ("Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company considers it essential to the best interest of its stockholders to foster the continuous employment of key management personnel:

         WHEREAS, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may give rise to among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders;

         WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of certain members of the Company's management, including Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company, although no such change is now contemplated; and

         WHEREAS, in order to induce Executive to remain in the employ of the Company and in consideration of Executive's undertakings set forth herein, the Company agrees that Executive shall receive the severance benefits set forth in this Agreement under the circumstances as described below.

         WHEREAS, the Company and Executive are parties to an Employment Agreement dated November 29, 2000 (the "Employment Agreement"), and the Company and Executive intend that the Employment Agreement shall continue in effect except as specifically provided herein.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Company and Executive agree as follows:

1.       DEFINITIONS.

                  (a) "Base Salary" shall mean Executive's annual base salary payable by the Company.

                  (b) "Board" shall mean the Board of Directors of the Company.

                  (c) "Cause" shall mean any of the following grounds for termination of Executive's employment:
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                           (i)      Executive is convicted of a crime involving
         moral turpitude.

                           (ii) Executive willfully refuses or fails to perform his or her material duties for the Company (other than a failure resulting from Executive's incapacity due to physical or mental illness), which refusal or failure has continued for a period of at least 30 days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to Executive specifying the manner in which Executive has refused or failed substantially to perform.

                           (iii) Executive engages in gross misconduct in the performance of his or her duties that is materially injurious to the Company.

For purposes of clauses (ii) and (iii) of this definition, (x) no act or failure to act on Executive's part shall constitute grounds for termination for Cause unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.

                  (d) "Change in Control" shall mean the occurrence of one of the following:

                           (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company, any person acquiring securities from the Company solely pursuant to written agreement with the Company, or any corporation owned, directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power or the Company's then outstanding securities,

                           (ii) during any period of two consecutive years commencing the day after the date of this Agreement, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses
         (i), (iii) or (iv) of this Section 1(d)) whose election by the board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board,

                           (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or


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         consolidation where no person within the meaning of subsection (i)
         above becomes the "beneficial owner" (as defined above) of 20% or more of the resulting voting power and where the voting securities of the Company outstanding immediately prior thereto continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or controlling entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving or controlling entity outstanding immediately after such merger or consolidation, or

                           (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

                  (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (f) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  (g) "Good Reason" shall mean any of the following events, except in connection with the termination of Executive's employment for Cause, as a result of death or by Executive other than for Good Reason and except as provided in the last sentence of this subsection (g):

                           (i) The assignment to Executive of any duties inconsistent with Executive's status as an executive officer of the Company or a change in Executive's position and responsibilities that represents a substantial diminution of Executive's position and responsibilities.

                           (ii) A decrease in Executive's Base Salary or a decrease in the aggregate level of target incentive compensation and benefits payable to Executive.

                           (iii) The failure of the Company to obtain an agreement from any successor to assume and agree to perform this Agreement, as required by Section 11 hereof.

                           (iv) The relocation of the offices of the Company at which Executive is principally employed to a location more than 50 miles from the location of such offices immediately prior to the date that is six months before the Change in Control, or the Company's requiring Executive to be based anywhere other than such offices, except for required travel on the Company's business to any extent substantially consistent with Executive's business travel obligations as of the date of this Agreement.

Notwithstanding the foregoing, Executive's termination of employment for Good Reason must occur within 90 days after Executive receives written notice of the event that gives rise to Good Reason, or in the event no such written notice is received, 90 days after the event that gives rise to Good Reason. Executive shall not have Good Reason for termination if, within 30 days after the date on which Executive gives Notice of Termination, as provided in Section 2(b), the Company corrects


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the action or failure to act that constitutes the grounds for termination for
Good Reason as set forth in Executive's Notice of Termination.

                  (h) "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

                  (i) "Termination Upon a Change in Control" shall mean a termination of Executive's employment described in Section 2(a) below.

                  (j) "Severance Period" shall mean the two-year period after Executive's Termination Upon a Change in Control, with respect to which Executive shall be entitled to receive severance benefits from the Company.

2.       TERMINATION UPON A CHANGE IN CONTROL.

                  (a) Termination. If a Change in Control of the Company occurs and the Change in Control transaction is consummated, Executive shall be entitled to the benefits provided in Section 3 below (i) if Executive's employment is terminated by the Company without Cause or if Executive terminates employment for Good Reason, and the termination occurs upon or within two years following the Change in Control, or (ii) if Executive's employment is terminated by the Company without Cause within six months prior to the Change in Control upon the direction or request of another party to the Change in Control.

                  (b) Notice of Termination. Any purported Termination Upon a Change in Control shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 19 below. The Notice of Termination shall specify an effective date for Executive's termination of employment, which shall not be less than 15 days after the date of the Notice of Termination.

3.       COMPENSATION PAYABLE IN THE EVENT OF TERMINATION UPON A CHANGE IN
CONTROL.

                  (a) If Executive's employment terminates upon a Termination Upon a Change in Control, Executive shall be entitled to receive the following payments and benefits from the Company promptly following the later of his or her termination of employment or the consummation of the Change in
Control:


                           (i) Executive shall receive a lump sum payment of his or her unpaid Base Salary earned through his or her date of termination and a pro-rated amount of the annual incentive bonus that Executive would have received for the year of termination. The pro-rated bonus shall be computed as the target annual bonus in effect for Executive for the year in which his or her termination of employment occurs, multiplied by a fraction (i) the


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         numerator of which is the number of the days in such year preceding
         Executive's termination date and (ii) the denominator of which is 365.

                           (ii) Executive shall receive a lump-sum payment equal to two times Executive's Base Salary and annual incentive bonus. Executive's Base Salary shall be based on Executive's Base Salary in effect at Executive's termination date or the date of the Change in Control, whichever is higher. The annual incentive bonus shall be based on Executive's target annual bonus in effect at Executive's termination date or the date of the Change in Control, whichever is higher.

                           (iii) The Company shall pay Executive an amount equal to the after-tax cost to Executive of continuing the Company's medical and dental coverage in effect for Executive, and, where applicable, his or her spouse and dependents, for the Severance Period as if Executive had continued in employment during the Severance Period. The COBRA health care continuation coverage period under
         Section 4980B of the Code shall run concurrently with the period described in the preceding sentence.

                           (iv) Executive shall receive a lump sum payment equal to the matching contributions that the Company would have made for Executive under the Company's 401(k) plan and any supplemental defined contribution plan applicable to Executive, as in effect immediately before Executive's termination of employment, had Executive continued in employment for the Severance Period receiving Executive's compensation and making the same level of contributions to the applicable plans as in effect immediately before Executive's termination date.

                           (v) All stock options and restricted stock with respect to stock of the Company that are then held by Executive shall become fully vested and exercisable as of Executive's termination date (if not already vested and exercisable pursuant to the terms of the applicable plan). All stock options granted on or after the date of this Agreement, and all nonqualified stock options granted before the date of this Agreement, shall remain exercisable until the later of (A) the end of the post-termination exercise period provided under the applicable option agreement or (B) one year after Executive's termination date (but not later than the expiration of the option term).

                           (vi) Executive shall receive outplacement assistance services for a period of 12 months (for a cost not to exceed a total of $10,000) provided by an outplacement agency selected by Executive.

                           (vii) Reimbursement for out-of-pocket business expenses properly incurred but not yet reimbursed by the Company.

                           (viii) Any other amounts earned, accrued or owing but not yet paid and any other benefits in accordance with the terms of any applicable plans and programs of the Company; provided, however, that the severance benefits provided under this Section 3 shall


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         be in lieu of and shall replace any severance benefits due under the
         Employment Agreement or any severance plan or other agreement of the Company.

                  (b) Notwithstanding the foregoing, if Executive's employment terminates on account of disability, any benefits payable pursuant to this Section 3 shall be reduced by any disability benefits received by Executive under any long-term disability plan maintained by the Company that covers Executive.

4. TERMINATION FOR CAUSE, DEATH OR BY EXECUTIVE WITHOUT GOOD REASON. Executive shall not be entitled to the benefits provided in Section 3 if Executive's employment terminates for Cause or death, or by Executive without Good Reason.

5.       INCREASE IN PAYMENTS UPON A CHANGE IN CONTROL.

                  (a) Anything in this Agreement to the contrary notwithstanding, but subject to subsection (b) below, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, the Company shall pay Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income tax, employment tax and excise tax imposed upon the Gross-Up Payment, shall be equal to the Payment.

                  (b) Notwithstanding subsection (a), and notwithstanding any other provisions of this Agreement, if the net after-tax benefit to Executive of receiving the Gross-Up Payment does not equal or exceed the greater of (i) $50,000 or (ii) 110% of the Safe Harbor Amount (as defined below) (as compared to the net-after tax proceeds to Executive resulting from elimination of the Gross-Up Payment and reduction of the Payments to the Safe Harbor Amount), then (i) the Company shall not pay Executive the Gross-Up Payment and
(ii) the Payments due to Executive under this Agreement shall be reduced so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount. Such reduction shall be carried out in such a manner as to maximize the value of the Payments received by Executive while still reducing them to the foregoing reduced amount. The term "Parachute Value" means the present value as of the date of the Change in Control of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2) of the Code, as determined by the Accounting Firm (as defined below). The term "Safe Harbor Amount" means 2.99 times the Executive's "base amount," within the meaning of Section 280G(b)(3) of the Code.

                  (c) For purposes of determining the amount of the Gross-Up Payment, unless Executive specifies that other rates apply, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes


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at the highest marginal rate of taxation in the state and locality of
Executive's residence on Executive's date of termination, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

                  (d) All determinations to be made under this Section 5 shall be made by the Company's independent public accountant immediately prior to the Change in Control ("Accounting Firm"), which Accounting Firm shall provide its determinations and any supporting calculations both to the Company and Executive within 20 days after the Change in Control. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. Within ten days after the Accounting Firm's determination, the Company shall pay the Gross-Up Payment to Executive.

                  (e) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                           (i) give the Company any information reasonably requested by the Company relating to such claim,

                           (ii)     take such action in connection with
         contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                           (iii) cooperate with the Company in good faith in order to contest such claim effectively, and

                           (iv) permit the Company to participate in any proceedings relating to such claim;


provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any excise tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subsection (e), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and


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conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a termination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine. If the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any excise tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance. Any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due shall be limited solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (f) If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of this Section 5) promptly pay to the Company the amount of such refund, together with any interest paid or credited thereon after taxes applicable thereto. If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section 5, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  (g) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 5 shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to Section 5, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

6. CONFIDENTIAL INFORMATION. Executive recognizes and acknowledges that, by reason of Executive's employment by and service to the Company during and, if applicable, after the period of Executive's employment, Executive will continue to have access to certain confidential and proprietary information relating to the business of the Company, which may include, but is not limited to, trade secrets, trade "know-how," customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, computer programs and software and financial information (collectively referred to as "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that Executive will not, unless expressly authorized in writing by the Board, at any time during the course of Executive's employment, use any Confidential Information or divulge or disclose any Confidential Information to any person, firm


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or corporation except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, Executive will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by law or legal process, in which case Executive will inform the Company in writing promptly of such required disclosure, but in any event at least two business days prior to disclosure. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive's possession during the course of Executive's employment shall remain the property of the Company. Except as required in the performance of Executive's duties for the Company, or unless expressly authorized in writing by the Board, Executive shall not remove any written Confidential Information from the Company's premises, except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of Executive's employment, Executive agrees immediately to return to the Company all written Confidential Information in Executive's possession. For the purposes of this Section 6, the term "Company" shall be deemed to include the Company, its subsidiaries and their successors.

7.       NON-COMPETITION; NON-SOLICITATION.

                  (a) During Executive's employment by the Company and for a period of six months after Executive's Termination Upon a Change in Control, if Executive receives the benefits set forth in Section 3 hereof, Executive will not, except with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive's name to be used in connection with, any business or enterprise which is engaged in any business that is competitive with any business or enterprise in which the Company is engaged, during Executive's employment or (with respect to the application of this covenant after Executive's termination of employment) at the date of Executive's termination of employment. Based upon the Company's current and anticipated programs, competition with the Company shall be understood to be managing, advising on or engaging in the research, discovery, pharmaceutical development, clinical development, manufacture, application, delivery or commercialization of compounds designed to inhibit or induce a cyclic GMP-phosphodiesterase for the purposes of the inhibition or induction of apoptosis and to be utilized for the treatment or prevention or precancerous or cancerous conditions.

                  (b) The foregoing restrictions shall not be construed to prohibit the ownership by Executive of less than five percent of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Exchange Act, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Executive's rights as a shareholder, or seeks to do any of the


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foregoing.

                  (c) Executive further covenants and agrees that during Executive's employment by the Company and for a period of six months after Executive's Termination Upon a Change in Control, if Executive receives the benefits set forth in Section 3 hereof, Executive will not, except with the prior written consent of the Board, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who was a managerial or higher level employee of the Company at any time during the term of Executive's employment by the Company by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise. The foregoing covenant of Executive shall not apply to any person after 12 months have elapsed after the date on which such person's employment by the Company has terminated.

                  (d) For the purposes of this Section 7, the term "Company" shall be deemed to include the Company, its subsidiaries and their successors.

8.       EQUITABLE RELIEF.

                  (a) Executive acknowledges and agrees that the restrictions contained in Sections 6 and 7 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Executive breach any of the provisions of those Sections. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult Executive's own legal counsel in respect of this Agreement, and (ii) Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive's counsel.

                  (b) Executive further acknowledges and agrees that a breach of any of the restrictions in Sections 6 and 7 cannot be adequately compensated by monetary damages. Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 6 or 7 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of Sections 6 or 7 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

                  (c) Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 6 or 7 hereof, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in a United States District Court in Philadelphia or Montgomery County, Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court


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of general jurisdiction in Philadelphia or Montgomery Country, Pennsylvania,
(ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 19 hereof.

                  (d) For the purposes of this Section 8 the term "Company" shall be deemed to include the Company, its subsidiaries and their successors.

9. INDEMNIFICATION. The Company shall indemnify Executive with respect to his or her actions in the performance of his or her duties to the Company to the fullest extent permitted by the Company's bylaws as in effect from time to time.

10. NO MITIGATION: NO OFFSET. In the event of any termination of Executive's employment under the Agreement, Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due Executive under the Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

11.      SUCCESSORS, BINDING AGREEMENT.

                  (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                  (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If Executive should die after Executive's termination of employment under circumstances entitling Executive to benefits hereunder and while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the personal representative of Executive's estate.

12. REPRESENTATION. The Company and Executive respectively represent and warrant to each other that, subject to any approval that may be necessary from any pertinent regulatory authority, each respectively is fully authorized and empowered to enter into the Agreement and that its or his or her entering into this Agreement and the performance of its or his or her respective obligations under the Agreement will not violate any agreement between the Company or Executive respectively and any other person, firm or organization or any law or governmental regulation.

13. ENTIRE AGREEMENT; EMPLOYMENT AGREEMENT. The Agreement (along with the Employment Agreement) contains the entire agreement between the parties concerning the subject matter hereof


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and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto. If Executive receives benefits under Section 3 of this Agreement, (i) Executive shall not receive severance benefits under the Employment Agreement,
(ii) the provisions of Sections 7 and 8 of this Agreement shall supercede the non-competition and non-solicitation covenants of the Employment Agreement, and
(iii) the Employment Agreement shall be deemed to be amended accordingly.

14. AMENDMENT OR WAIVER. The Agreement cannot be changed, modified or amended without the consent in writing of both Executive and the Company. No waiver by either party at any time of any breach by the other party of any condition or provision of the Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

15. SEVERABILITY. In the event that any provision or portion of the Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of the Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

16. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of the Agreement to the extent necessary to the intended preservation of such rights and obligations. The Agreement shall continue in effect until all amounts required to be paid under the Agreement have been paid, or until Executive's employment with the Company terminates under circumstances that do not entitle Executive to benefits under Section 3.

17. GOVERNING LAW. The Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

18. LEGAL FEES. It is the intent of the parties that Executive not be required to incur any expenses associated with the enforcement of his or her rights under this Agreement by litigation or other legal action. Accordingly, the Company agrees to pay as incurred, to the full extent permitted by law, all expenses (including all attorney's fees and legal expenses) which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others concerning the validity or enforceability of, or liability under, any provision of this Agreement, regardless of whether such contest is between the Company and Executive or between either of them and a third party, including any contest regarding the amount of the Gross-Up Payment pursuant to this Agreement.

19. NOTICES. Any notice given to either party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently give notice of:

                  If to the Company:

                  Cell Pathways, Inc.
                  702 Electronic Drive
                  Horsham, PA  19044
                  Attention:   General Counsel


                  If to Executive:

                  Lloyd Glenn
                  1609 Claudia Way
                  North Wales, PA 19454



20. WITHHOLDING TAXES. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all such federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation.

21. HEADINGS. The headings of the Sections contained in the Agreement are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

22. COUNTERPARTS. The Agreement may be executed in two or more counterparts.

         IN WITNESS WHEREOF, the undersigned have executed the Agreement as of the date first above.

                                   Cell Pathways, Inc.


                                   By:
                                      --------------------------
                                      Robert J. Towarnicki
                                   As its: President and Chief Executive Officer


                                   ------------------------------------
                                   Lloyd Glenn





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